U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

        BERG                        CARL                   E.
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        (Last)                      (First)             (Middle)

        C/O VALENCE TECHNOLOGY, INC., 650 BRIDGE POINT PARKWAY, SUITE 415
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                                    (Street)

        AUSTIN                        TEXAS              78730
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        (City)                       (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

        VALENCE TECHNOLOGY, INC.  (NASDAQNM: VLNC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

        JANUARY 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form of
                    2.                                                                                    Deriv-    Deriv-
                    Conver-                    5.                              7.                         ative     ative    11.
                    sion                       Number of                       Title and Amount           Secur-    Secur-   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     ities    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     Benefi-  In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  cially   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     Owned    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount   ative    at End    at End   ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or       Secur-   of        of       Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Month     Month    ship
Security            Secur-   Day/     ------   ------------  Exer-    tion              of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)      (D) cisable  Date     Title    Shares   5)       4)        4)       4)
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WARRANTS TO         $3.208   1/4/02    P        1,402,743    1/4/02   10/5/05  COMMON   1,402,743  (1)    2,282,954   I      BY BERG
PURCHASE                                                                       STOCK                                         & BERG
COMMON STOCK                                                                                                                 ENTER-
                                                                                                                             PRISES,
                                                                                                                             LLC
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                                                                                                            286,180   D
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Explanation of Responses:


(1) The warrants were acquired in connection with a Loan Agreement between Berg & Berg Enterprises, LLC and the issuer pursuant to which Berg & Berg Enterprises LLC agreed to advance loans to the issuer in an aggregate amount of up to $20,000,000 until September 30, 2003.



        /S/ CARL E. BERG                                   FEBRUARY 11, 2002
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      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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